Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Investor and Media Contact:
GenVec, Inc.
Douglas J. Swirsky
(240) 632-5510
dswirsky@genvec.com

GENVEC REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

GAITHERSBURG, MD – May 9, 2011 – GenVec, Inc. (NASDAQ:GNVCD) today announced its financial results for the first quarter ended March 31, 2011.

GenVec reported a net loss of $2.2 million ($0.17 per share) for the first quarter of 2011, compared to a net loss of $4.7 million ($0.39 per share) in the comparable quarter of 2010.  Per share data reflect the reverse stock split that took effect on April 19, 2011.

Revenue for the first quarter increased 80% to $5.3 million from $2.9 million in the same period last year.  The increase for the three-month period ended March 31, 2011 is primarily due to increased revenue associated with our hearing program with Novartis of $2.7 million.  The higher revenue for the hearing program is the result of the increased work scope and effort in 2011.  Partially offsetting this increase is decreased revenue associated with our HIV program of $0.6 million due to decreased work scope.

Operating expenses for the first quarter of 2011 decreased 2% to $7.5 million from $7.7 million in the same period last year. Research and development expenses for the three-month period ended March 31, 2011 decreased 3% to $5.6 million from $5.7 million in 2010.   The decrease is primarily due to lower personnel costs due mainly to the termination of our TNFerade trial.  These decreases are partially offset by increased expenses under our hearing programs.

General and administrative expenses for the three-month period ended March 31, 2011 remained at approximately $1.9 million in each period. During the three-month period ended March 31, 2011 we experienced lower professional costs, offset by higher personnel costs.

GenVec ended the first quarter of 2011 with $33.1 million in cash, cash equivalents, and investments.

Exhibit 99.1

2011 Guidance

“Our financial performance in the first quarter reflects our strategy of moving our technology and product development programs forward through collaborations,” stated GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky. “Based on our current operations we currently expect our cash burn this year will be between $6.0 million and $8.0 million. For 2011, we believe revenues from grants and collaborations will total between $20.0 million and $22.0 million.”

Conference Call Information

GenVec will hold a conference call at 10:00 a.m. EDT on Tuesday, May 10, 2011 to discuss the Company’s first quarter results. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use the following Conference ID: 63890121. An audio replay of the conference call will be available starting at 11:00 a.m. EDT on May 10, 2011 through May 17, 2011. To listen to the audio replay, dial 800-642-1687 or 706-645-9291 and use access code 63890121.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec

GenVec is a biopharmaceutical company using differentiated, proprietary technologies to create superior therapeutics and vaccines. A key component of our strategy is to develop and commercialize our product candidates through collaborations. GenVec is working with leading companies and organizations such as Novartis, Merial, and the U.S. Government to support a portfolio of product programs that address the prevention and treatment of a number of significant human and animal health concerns. GenVec’s development programs address therapeutic areas such as hearing loss, balance disorders, and cancer; as well as vaccines against infectious diseases including respiratory syncytial virus (RSV), herpes simplex virus type 2 (HSV-2), dengue fever, influenza, malaria, and human immunodeficiency virus (HIV). In the area of animal health we are developing vaccines against foot-and-mouth disease (FMD). Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Cautionary Note Regarding Forward Looking Statements

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding funding, grants, collaborations, cash burn rates, the development of products and the success of the collaboration with Novartis, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to research and development activities; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of collaborators and third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

(Tables to follow)

Exhibit 99.1

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenues	$5,286	$2,938

Operating expenses:
Research and development	5,592	5,745
General and administrative	1,922	1,948
Total operating expenses	7,514	7,693

Loss from operations	(2,228)	(4,755)

Interest expense, net of change in fair value of Kingsbridge warrants	12	87
Other	-	(31)

Net loss	$(2,216)	$(4,699)

Net loss per share – basic and diluted	$(0.17)	$(0.39)

Weighted average shares outstanding - basic and diluted	12,914	11,969

Presentation gives effect to the Reverse Stock Split, which occurred on April 19, 2011.

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	March 31, 2011	December 31, 2010
	(Unaudited)

Cash and investments	$33,124	$35,170
Working capital	29,799	31,689
Total assets	37,559	39,432
Stockholders’ equity	30,619	32,420

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